Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the accompanying Initial Registration Statement and Post-Effective Amendment No. 20 to Registration Statement No. 811-08183- of the Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 23, 2007 on the financial statements of Variable Annuity-1 Series Account of First Great-West Life & Annuity Insurance Company, our report dated March 29, 2007 (November 29, 2007 as to Note 14) on the financial statements of First Great-West Life & Annuity Insurance Company and our report dated March 9, 2006 on the financial statements of First Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement. The reports dated March 23, 2007 and March 29, 2007 (November 29, 2007 as to Note 14) express an unqualified opinion on the financial statements and the report dated March 9, 2006 includes an explanatory paragraph referring to the 2004 financial statements having been restated to give effect to the merger of First Great-West Life & Annuity Insurance Company and Canada Life Insurance Company of New York which has been accounted for as a business combination in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations.”

DELOITTE & TOUCHE LLP

Denver, Colorado
November 30, 2007